Exhibit 4(h)

SECOND AMENDMENT

TO THE

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

INCENTIVE DEFERRED COMPENSATION PLAN

Background Information

A.	State Auto Property & Casualty Insurance Company (the “Company”) previously adopted and maintains the State Auto Property & Casualty Insurance Company Incentive Deferred Compensation Plan (the “Plan”) for the benefit of a select group of high income and key associates.

B.	The Company desires to amend the Plan to remove the restriction limiting investment in stock of State Auto Financial Corporation to twenty percent of a participant’s account.

C.	Section B. of Article V of the Plan permits the Company to amend the Plan at any time.

Amendment of the Plan

The Plan is hereby amended effective November 1, 2010, as follows:

1.	The fifth sentence of the first paragraph of Section III of the Plan is hereby amended in its entirety to read as follows:

Each participant may be permitted to direct how the portion of the Company’s funds allocable to him or her is invested among the investment options if any such accounts are established.

2.	The seventh sentence of the first paragraph of Section III of the Plan is hereby amended in its entirety to read as follows:

The total number of STFC Shares that may be made available as an investment option under this Plan for the purpose of all participant accounts is 150,000.

3.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

BY:	/s/ James A. Yano

ITS:	Vice President, Secretary and General Counsel

DATE:	November 9, 2010